Exhibit 99.1

GMR Solutions Inc. Completes Term Loan Refinancing and $200 Million Debt Repayment

LEWISVILLE, Texas--(BUSINESS WIRE)--GMR Solutions Inc. (“GMR”) (NYSE: GMRS), the nation’s largest provider of emergency medical services, completed successful repricing of all its existing $2.9 billion Term Loan B facility due October 2032.

Repricing

GMR used approximately $200 million of cash on hand to repay outstanding term loan borrowings, reducing the outstanding principal amount of the facility to approximately $2.7 billion.

The repricing reduced the applicable interest rate from SOFR +325 basis points per annum to SOFR +275 basis points per annum, reducing the applicable interest rate by 50 basis points. GMR incurred no additional indebtedness as a result of the transaction and expects to realize approximately $28 million of annual cash interest expense savings.

In addition, GMR used approximately $32 million of cash on hand to satisfy required payroll tax obligations arising in connection with the settlement of certain previously granted equity awards.

About Global Medical Response

GMR is the nation’s largest provider of emergency medical services (EMS), delivering EMS and other essential out-of-hospital care in rural and urban communities that represent approximately 60% of the U.S. population. As the only national, fully integrated, air and ground EMS provider, GMR operates in approximately 1,400 counties across the country. A recognized innovator, GMR develops new solutions to meet evolving industry needs and expand access to high-quality care. With roughly 34,000 team members, GMR supports nearly 5.5 million patient encounters annually and performs a critical care intervention every 88 seconds. Its family of solutions includes ambulance EMS provider American Medical Response, as well as multiple air EMS organizations including Air Evac Lifeteam, REACH Air Medical Services, Guardian Flight, Med-Trans Corporation, and AirMed International.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected annual interest savings resulting from the completed repricing transaction. Actual results may differ materially from those expressed or implied by these forward-looking statements due to a variety of risks and uncertainties, including changes in interest rates and other factors beyond GMR’s control. GMR undertakes no obligation to update any forward-looking statements except as required by law.

Contacts

GMR Contacts:
Media Contact:
Kirsten Gurmendi
Associate Vice President, Public Relations, GMR Solutions Inc.
media@gmr.net
877.418.2980

Investor Contact:
Krister Sorensen
Vice President, Investor Relations, GMR Solutions Inc.
Investor.relations@gmr.net